Exhibit 99.1

GAIAM REPORTS SECOND QUARTER RESULTS

- Net Revenue Increases 11% in Second Quarter and 23% in 1st Half of 2013, Excluding the Company’s DRTV Business -

- EPS of $0.35 for the Second Quarter, Inclusive of Gain on Sale of RSOL Stock -

BOULDER, CO, August 7, 2013 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, today reported financial results for the second quarter ended June 30, 2013.

Conference Call: Gaiam is hosting a conference call today, August 7, 2013, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2901 or (415) 226-5355. Questions will be reserved for analysts and investors.

2013 Second Quarter Financial Results Summary

•	Net revenue, excluding the Company’s direct response television marketing business (“DRTV”), increased $4.0 million, or 10.8%, for the quarter and $16.9 million, or 23.2%, for the first half of 2013.

•	Business segment net revenue grew $0.8 million or 2.6%.

•	Direct to consumer segment net revenue excluding DRTV increased by $3.3 million or 37.8%.

•	Net revenue including DRTV was $44.5 million for the quarter.

•	Operating expenses declined $2.5 million, or 8.2%, to 61.8% of net revenue.

•	Net income increased $9.9 million to $7.9 million, or $0.35 per diluted share, inclusive of a gain on the sale of Real Goods Solar, Inc. (“Real Goods Solar” or “RSOL”) common stock.

•	Working capital ratio improved on a quarterly sequential basis to 2.1 times from 1.7 times at March 31, 2013.

•	The Company ended the quarter with a cash balance of $17.5 million.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “Our recent results highlight our continued progress in positioning Gaiam as a leader in fitness and entertainment media. With our ongoing market share growth, Gaiam is now the largest and second largest seller of fitness and non-theatrical entertainment media, respectively. Part of our success is reflected in our business segment’s sales performance as total revenue is up $12.3 million, or 22.6%, year to date. Another example of our strong market position is our recently secured distribution rights for Scripps Networks’ high-profile, lifestyle-oriented content.

“Excluding DRTV, which benefited last year from significant contributions related to the release of the Jillian Michaels Body Revolution media fitness program, the direct to consumer segment’s net sales increased year over year by 37.8% and 24.9%, in the three and six month periods ended June 30, 2013, respectively. With the launch of our new Firm branded infomercial in late third quarter, we anticipate the direct to consumer segment to significantly improve our fourth quarter performance, bringing our full year results in line with our expectations.”

2013 Second Quarter Financial Review

In the quarter ended June 30, 2013, net revenue was $44.5 million, compared to $45.5 million in the prior-year period. Excluding the Company’s DRTV business, net revenue increased $4.0 million or 10.8%. Net revenue for the Company’s business segment increased $0.8 million, or 2.6%, to $29.3 million for the second quarter of 2013. Excluding the Company’s DRTV business, direct to consumer segment revenue increased 37.8%. Inclusive of the DRTV business, net revenue for the direct to consumer segment was $15.3 million in the 2013 second quarter, compared to $16.9 million for the prior year quarter. The decrease in direct to consumer net revenue primarily reflects a $4.9 million year over year decline in sales at the Company’s DRTV business, compared to the second quarter of 2012, which benefited from strong sales of the Jillian Michaels Body Revolution media fitness program following its introduction early in 2012. (See Non-GAAP Financial Measures tables later in this press release).

Gross profit for the 2013 second quarter was $23.6 million, or 53.1% of net revenue, compared to gross profit of $28.0 million, or 61.6% of net revenue, in the second quarter of 2012. The decrease in gross margin primarily reflects the nearly 60% year-over-year decline in the higher margin DRTV net revenue, as well as higher sales of lower margin fitness accessories.

Operating expenses declined $2.5 million, or 8.2%, to $27.5 million, or 61.8% of net revenue, in the 2013 second quarter, compared to $30.0 million, or 65.9% of net revenue, in the second quarter of 2012.

Operating loss for the three months ended June 30, 2013 increased $1.9 million to $3.9 million from $2.0 million in the second quarter of 2012. The increased operating loss is primarily attributable to a negative earnings comparison for the Company’s DRTV business and investments in GaiamTV, as well as other unusual expenses like the branding study with IDEO. These businesses are expected to improve, as explained below, in the fourth quarter of 2013.

During the quarter, the Company recorded a gain on the sale of 6,012,500 shares of Real Goods Solar common stock of $16.4 million. Gaiam used a portion of its net operating loss carry-forwards to offset all the resulting taxable gain. After the sale, Gaiam continues to own approximately 4.1 million shares of Real Goods Solar common stock. Gaiam founded Real Goods Solar (previously Gaiam Energy Tech, Inc.) as its solar subsidiary in 1999. Following the sale, Gaiam’s Chairman, Jirka Rysavy, resigned as Chairman of Real Goods Solar, a position he had held from its inception.

Net income for the 2013 second quarter was $7.9 million, or $0.35 per diluted share, compared to a net loss of $2.1 million, or $0.09 per share, for the second quarter of 2012.

2013 First Half Financial Review

Revenue for the first six months of 2013 increased $8.4 million, or 9.1%, to $101.2 million, inclusive of internal net revenue growth of $2.1 million or 2.3%. Excluding the DRTV business in the first six months of 2013 and 2012, net revenue increased $16.9 million, or 23.2%, inclusive of $10.6 million or 14.7% of internal revenue growth. (See Non-GAAP Financial Measures tables later in this press release.)

Gross profit margin for the six months ended June 30, 2013 was 55.2% of net revenue, compared to 59.4% in the comparable year-ago period, primarily due to the approximately 43% year-over-year decline in higher margin DRTV net revenue.

Operating loss for the six-month period ended June 30, 2013 increased $0.5 million to $3.7 million from $3.3 million for the same period last year. The increase in operating loss is primarily due to negative earnings comparisons in the Company’s DRTV and GaiamTV businesses of $3.7 million and $1.4 million, respectively, and unusual expenses like a brand research and positioning study, partially offset by the improvements in the Company’s other core businesses. The Company’s direct to consumer segment’s operating results are expected to improve in the 2013 fourth quarter when its DRTV business launches its new Firm branded infomercial, which should bring total year results in line with the Company’s expectations.

Net income for the first six months of 2013 was $7.6 million, or $0.33 per diluted share, inclusive of a gain on the sale of Real Goods Solar common stock. Net loss for the first six months of 2012 was $3.3 million, or $0.14 per share.

As of June 30, 2013, Gaiam had total cash of $17.5 million compared to cash of $9.9 million at December 31, 2012, with the draw on the Company’s $35 million line of credit decreasing $4.3 million to $12.0 million. The Company’s current ratio improved to 2.1 times.

Jirka Rysavy, Chairman of Gaiam, commented, “With the sale of a portion of our Real Goods Solar stock holdings, we are beginning to unlock gains in some of our assets that should significantly improve both our income statement and balance sheet in coming quarters.”

Following the completion of today’s conference call, a replay will be available until August 14, 2013 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21668564.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of over 60,000 retail doors, 15,000 store within stores, and 6,000 media category management locations, and a digital distribution platform, Gaiam is dedicated to providing solutions for healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500 / gaia@jcir.com
(303) 222-3782 / steve.thomas@gaiam.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
Net revenue	$44,544	100.0%	$45,446	100.0%
Cost of goods sold	20,909	46.9%	17,435	38.4%

Gross profit	23,635	53.1%	28,011	61.6%
Selling and operating	24,294	54.5%	26,896	59.2%
Corporate, general and administration	3,227	7.3%	3,081	6.7%

Loss from operations	(3,886)	-8.7%	(1,966)	-4.3%
Interest and other expense, net	(52)	-0.1%	(123)	-0.3%
Gain on sale of investment	16,429	36.8%	—	—%
Loss from equity method investment	—	—%	(944)	-2.1%

Income (loss) before income taxes	12,491	28.0%	(3,033)	-6.7%
Income tax expense (benefit)	4,508	10.1%	(924)	-2.1%

Net income (loss)	7,983	17.9%	(2,109)	-4.6%
Net (income) loss attributable to the noncontrolling interest	(135)	-0.3%	56	0.1%

Net income (loss) attributable to Gaiam, Inc.	$7,848	17.6%	$(2,053)	-4.5%

Weighted-average shares outstanding:
Basic	22,741		22,702
Diluted	22,741		22,702
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.35		$(0.09)
Diluted	$0.35		$(0.09)

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
Net revenue	$101,177	100.0%	$92,779	100.0%
Cost of goods sold	45,337	44.8%	37,662	40.6%

Gross profit	55,840	55.2%	55,117	59.4%
Selling and operating	52,523	51.9%	51,057	55.0%
Corporate, general and administration	7,052	7.0%	5,654	6.1%
Acquisition-related costs	—	—%	1,667	1.8%

Loss from operations	(3,735)	-3.7%	(3,261)	-3.5%
Interest and other expense, net	(281)	-0.2%	(67)	-0.1%
Gain on sale of investment	16,429	16.2%	—	—%
Loss from equity method investment	—	—%	(1,640)	-1.8%

Income (loss) before income taxes	12,413	12.3%	(4,968)	-5.4%
Income tax expense (benefit)	4,652	4.6%	(1,561)	-1.7%

Net income (loss)	7,761	7.7%	(3,407)	-3.7%
Net (income) loss attributable to the noncontrolling interest	(189)	-0.2%	135	0.2%

Net income (loss) attributable to Gaiam, Inc.	$7,572	7.5%	$(3,272)	-3.5%

Weighted-average shares outstanding:
Basic	22,736		22,700
Diluted	22,736		22,700
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.33		$(0.14)
Diluted	$0.33		$(0.14)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash	$17,482	$9,858
Accounts receivable, net	38,889	57,533
Inventory, less allowances	31,881	29,840
Deferred advertising costs	4,343	4,324
Deferred tax assets	8,002	9,129
Receivable from related party	2	64
Advances	15,816	13,197
Other current assets	3,329	2,463

Total current assets	119,744	126,408
Property and equipment, net	24,095	23,998
Media library, net	12,972	13,090
Deferred tax assets	11,530	14,692
Goodwill	10,011	9,405
Other intangibles, net	4,740	5,608
Other assets	741	661

Total assets	$183,833	$193,862

Liabilities and Equity
Current liabilities:
Line of credit	$11,972	$16,231
Accounts payable	22,600	26,738
Participations payable	17,768	28,046
Accrued liabilities	4,226	3,975

Total current liabilities	56,566	74,990
Total equity	127,267	118,872

Total liabilities and equity	$183,833	$193,862

Non-GAAP Financial Measures For Net Revenue

The Company has utilized the non-GAAP information set forth below as additional devices to aid in understanding and analyzing its financial results for the three and six months ended June 30, 2013 and 2012. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of the results in the current period to those in the prior period and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A reconciliation of the GAAP net revenue to the non-GAAP net revenue is set forth below (unaudited, in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net revenue	$44.5	$45.5	$101.2	$92.8
Less: DRTV net revenue	(3.3)	(8.3)	(11.4)	(19.9)

Non-GAAP net revenue.	$41.2	$37.2	$89.8	$72.9

A reconciliation of the GAAP net revenue to the non-GAAP net revenue for our direct to consumer segment is set forth below (unaudited, in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net revenue of our direct to consumer segment	$15.2	$16.9	$34.6	$38.5
Less: DRTV net revenue	(3.3)	(8.3)	(11.4)	(19.9)

Non-GAAP net revenue of our direct to consumer segment.	$11.9	$8.6	$23.2	$18.6